UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 11)

Credicorp Ltd.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

G2519Y 10 8

(CUSIP Number)

N/A

(Date of Event Which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

          * The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G2519Y 10 8	Page 2 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Dionisio Romero Seminario

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		15,114,139
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		14,074,249

9	Aggregate Amount Beneficially Owned by Each Reporting Person

15,114,139

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

16.0%

12	Type of Reporting Person

IN

CUSIP No. G2519Y 10 8	Page 3 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Rosalina María Helguero Romero

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		1,246,828
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		1,246,828

9	Aggregate Amount Beneficially Owned by Each Reporting Person

1,246,828

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

1.3%

12	Type of Reporting Person

IN

CUSIP No. G2519Y 10 8	Page 4 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

José Antonio Onrubia Romero

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Spain

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		10,279,420
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		10,279,420

9	Aggregate Amount Beneficially Owned by Each Reporting Person

10,279,420

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

10.9%

12	Type of Reporting Person

IN

CUSIP No. G2519Y 10 8	Page 5 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Maria del Carmen Onrubia de Beeck

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		9,615,427
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		9,615,427

9	Aggregate Amount Beneficially Owned by Each Reporting Person

9,615,427

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

10.2%

12	Type of Reporting Person

IN

CUSIP No. G2519Y 10 8	Page 6 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Teresa Holder de Onrubia

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		263,491
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		263,491

9	Aggregate Amount Beneficially Owned by Each Reporting Person

263,491

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.3%

12	Type of Reporting Person

IN

CUSIP No. G2519Y 10 8	Page 7 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Maria Lourdes Onrubia Holder

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		9,167
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		9,167

9	Aggregate Amount Beneficially Owned by Each Reporting Person

9,167

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.0%

12	Type of Reporting Person

IN

CUSIP No. G2519Y 10 8	Page 8 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Maria Inmaculada Onrubia Holder

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		7,332
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		7,332

9	Aggregate Amount Beneficially Owned by Each Reporting Person

7,332

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.0%

12	Type of Reporting Person

IN

CUSIP No. G2519Y 10 8	Page 9 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Ana Silvia Guzman Portilla de Romero

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		495
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		495

9	Aggregate Amount Beneficially Owned by Each Reporting Person

495

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.0%

12	Type of Reporting Person

IN

CUSIP No. G2519Y 10 8	Page 10 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Manuel Antonio Romero Belismelis

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		11,873
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		11,873

9	Aggregate Amount Beneficially Owned by Each Reporting Person

11,873

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.0%

12	Type of Reporting Person

IN

CUSIP No. G2519Y 10 8	Page 11 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Alfredo Romero Belismelis

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		0
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		0

9	Aggregate Amount Beneficially Owned by Each Reporting Person

0*

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.0%*

12	Type of Reporting Person

IN

* Reporting person Alfredo Romero Belismelis sold all of its Common Shares of issuer Credicorp Ltd. on the stock market. As of the date of this report, reporting person Alfredo Romero Belismelis does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y 10 8	Page 12 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Fernando Romero Belismelis

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		4,496
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		4,496

9	Aggregate Amount Beneficially Owned by Each Reporting Person

4,496

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.0%

12	Type of Reporting Person

IN

CUSIP No. G2519Y 10 8	Page 13 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Dionisio Romero Paoletti

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		0
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		0

9	Aggregate Amount Beneficially Owned by Each Reporting Person

0*

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.0%*

12	Type of Reporting Person

IN

* Reporting person Dionisio Romero Paoletti sold all of its Common Shares of issuer Credicorp Ltd. on the stock market.  As of the date of this report, reporting person Dionisio Romero Paoletti does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y 10 8	Page 14 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Rafael Ernesto Romero Guzman

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		300
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		300

9	Aggregate Amount Beneficially Owned by Each Reporting Person

300

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.0%

12	Type of Reporting Person

IN

CUSIP No. G2519Y 10 8	Page 15 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

La Roncadora S.A.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Panama

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		1,039,890
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		1,039,890

9	Aggregate Amount Beneficially Owned by Each Reporting Person

1,039,890

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

1.1%

12	Type of Reporting Person

CO

CUSIP No. G2519Y 10 8	Page 16 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Birmingham Merchant S.A.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		4,047,034
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		4,047,034

9	Aggregate Amount Beneficially Owned by Each Reporting Person

4,047,034

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

4.3%

12	Type of Reporting Person

CO

CUSIP No. G2519Y 10 8	Page 17 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Urigeler Internacional S.A.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Panamá

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		4,754,506
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		4,754,506

9	Aggregate Amount Beneficially Owned by Each Reporting Person

4,754,506

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

5.0%

12	Type of Reporting Person

CO

CUSIP No. G2519Y 10 8	Page 18 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Maray S.A.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Panamá

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		0
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		0

9	Aggregate Amount Beneficially Owned by Each Reporting Person

0*

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0%*

12	Type of Reporting Person

CO

* Effective December, 21 2006, reporting person Maray S.A. transferred all of its Common Shares of issuer Credicorp Ltd. to Tech American Enterprises Inc. As of the date of this report, reporting person Maray S.A. does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y 10 8	Page 19 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Tech American Enterprises Inc.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Panamá

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		682,883
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		682,883

9	Aggregate Amount Beneficially Owned by Each Reporting Person

682,883

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.7%

12	Type of Reporting Person

CO

CUSIP No. G2519Y 10 8	Page 20 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Ransa Comercial S.A.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		0
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		0

9	Aggregate Amount Beneficially Owned by Each Reporting Person

0*

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0%*

12	Type of Reporting Person

CO

* Effective December, 06 2006, reporting person Ransa Comercial S.A. transferred all of its Common Shares of issuer Credicorp Ltd. to Van Intercorp Inc. As of the date of this report, reporting person Ransa Comercial S.A. does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y 10 8	Page 21 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Van Intercorp Inc.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Panamá

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		158,000
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		158,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person

158,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.2%

12	Type of Reporting Person

CO

CUSIP No. G2519Y 10 8	Page 22 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Alicorp S.A.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Perú

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		0
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		0

9	Aggregate Amount Beneficially Owned by Each Reporting Person

0*

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0%*

12	Type of Reporting Person

CO

* Effective October, 11 2006, reporting person Alicorp S.A. transferred all of its Common Shares of issuer Credicorp Ltd. to Cernical Group S.A. As of the date of this report, reporting person Alicorp S.A . does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y 10 8	Page 23 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Cernical Group S.A.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Panamá

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		505,845
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		505,845

9	Aggregate Amount Beneficially Owned by Each Reporting Person

505,845

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.5%

12	Type of Reporting Person

CO

CUSIP No. G2519Y 10 8	Page 24 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Arlow Holding Corporation

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Panamá

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		211,927
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		211,927

9	Aggregate Amount Beneficially Owned by Each Reporting Person

211,927

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.2%

12	Type of Reporting Person

CO

CUSIP No. G2519Y 10 8	Page 25 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Vineyard Investment Inc.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Panamá

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		1,530,684
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		1,530,684

9	Aggregate Amount Beneficially Owned by Each Reporting Person

1,530,684

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

1.6%

12	Type of Reporting Person

CO

CUSIP No. G2519Y 10 8	Page 26 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Belle Company Inc.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Panamá

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		1,246,828
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		1,246,828

9	Aggregate Amount Beneficially Owned by Each Reporting Person

1,246,828

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

1.3%

12	Type of Reporting Person

CO

CUSIP No. G2519Y 10 8	Page 27 of 44 Pages

1	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Sparkling Business, Inc.

2	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Panamá

	5	Sole Voting Power

NUMBER OF		0
SHARES
BENEFICIALLY	6	Shared Voting Power
OWNED BY
EACH		655,887
REPORTING
PERSON	7	Sole Dispotive Power
WITH
		0

	8	Shared Dispotive Power

		655,887

9	Aggregate Amount Beneficially Owned by Each Reporting Person

655,887

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11	Percent of Class Represented by Amount in Row (9)

0.7%

12	Type of Reporting Person

CO

CUSIP No. G2519Y 10 8	Page 28 of 44 Pages

Item 1(a).	Name of Issuer:
Credicorp Ltd.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Clarendon House
Church Street
Hamilton HM11 Bermuda

Item 2(a).	Name of Persons Filing:

See Exhibit B attached hereto.

Item 2(b).	Address of Principal Business Office or if None, Residence:

See Exhibit B attached hereto.

Item 2(c).	Citizenship:

See Item 4 on Page 2
See Item 4 on Page 3
See Item 4 on Page 4
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See Item 4 on Page 25
See Item 4 on Page 26
See Item 4 on Page 27
See Item 4 on Page 28

CUSIP No. G2519Y 10 8	Page 29 of 44 Pages

Item 2(d).	Title of Class of Securities:

Common Shares

Item 2(e).	Cusip Number:

G2519Y 10 8

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not Applicable

Item 4.	Ownership

(a)	Amount Beneficially Owned:

See Item 9 on Page 2
See Item 9 on Page 3
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See Item 9 on Page 24
See Item 9 on Page 25
See Item 9 on Page 26
See Item 9 on Page 27
See Item 9 on Page 28

CUSIP No. G2519Y 10 8	Page 30 of 44 Pages

(b)	Percent of Class:

See Item 11 on Page 2
See Item 11 on Page 3
See Item 11 on Page 4
See Item 11 on Page 5
See Item 11 on Page 6
See Item 11 on Page 7
See Item 11 on Page 8
See Item 11 on Page 9
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See Item 11 on Page 28

CUSIP No. G2519Y 10 8	Page 31 of 44 Pages

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

See Item 5 on Page 2
See Item 5 on Page 3
See Item 5 on Page 4
See Item 5 on Page 5
See Item 5 on Page 6
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See Item 5 on Page 28

	(ii)	Shared power to vote or to direct the vote:

See Item 6 on Page 2
See Item 6 on Page 3
See Item 6 on Page 4
See Item 6 on Page 5
See Item 6 on Page 6
See Item 6 on Page 7
See Item 6 on Page 8
See Item 6 on Page 9
See Item 6 on Page 10
See Item 6 on Page 11

CUSIP No. G2519Y 10 8	Page 32 of 44 Pages

See Item 6 on Page 12
See Item 6 on Page 13
See Item 6 on Page 14
See Item 6 on Page 15
See Item 6 on Page 16
See Item 6 on Page 17
See Item 6 on Page 18
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See Item 6 on Page 28

(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 on Page 2
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See Item 7 on Page 23

CUSIP No. G2519Y 10 8	Page 33 of 44 Pages

See Item 7 on Page 24
See Item 7 on Page 25
See Item 7 on Page 26
See Item 7 on Page 27
See Item 7 on Page 28

(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 on Page 2
See Item 8 on Page 3
See Item 8 on Page 4
See Item 8 on Page 5
See Item 8 on Page 6
See Item 8 on Page 7
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See Item 8 on Page 24
See Item 8 on Page 25
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See Item 8 on Page 27
See Item 8 on Page 28

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of
Another Person

Not Applicable

CUSIP No. G2519Y 10 8	Page 34 of 44 Pages

Item 7.	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the
Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Exhibit C attached hereto

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

Not Applicable

Page 35 of 44 Pages

SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 9th, 2007

(Date)

/s/ Dionisio Romero Seminario

(Signature)

Name:	Dionisio Romero Seminario
Title:	Authorized Signatory

EXHIBITS

Exhibit A	Joint Filing Statement

Exhibit B	Names of Persons Filing

Exhibit C	Identification and Classification of Members of Group

Exhibit D	Powers of Attorney with English Translations

Exhibit A to Schedule 13G
Joint Filing Agreement
Pursuant to Rule 13d-1(k)

          The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by Dionisio Romero Seminario.

          Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:     February 9th, 2007

Dionisio Romero Seminario
Rosalina María Helguero Romero
José Antonio Onrubia Romero
Maria del Carmen Onrubia de Beeck
Teresa Holder de Onrubia
Maria Lourdes Onrubia Holder
Maria Inmaculada Onrubia Holder
Ana Silvia Guzman Portilla de Romero
Manuel Antonio Romero Belismelis
Alfredo Romero Belismelis
Fernando Romero Belismelis
Dionisio Romero Paoletti
Rafael Ernesto Romero Guzman
La Roncadora S.A.
Birmingham Merchant S.A.
Urigeler Internacional S.A.
Maray S.A.
Ransa Comercial S.A.
Alicorp S.A.
Vineyard Investment Inc.
Belle Company Inc.
Sparkling Business Inc.
Arlow Holding Corporation
Tech American Enterprises Inc.
Van Intercorp Inc.
Cernical Group S.A.

By:	/s/ Dionisio Romero Seminario

Name:	Dionisio Romero Seminario
Attorney-in-fact

Exhibit B to Schedule 13G

Shareholders:

Dionisio Romero Seminario
Rosalina María Helguero Romero
José Antonio Onrubia Romero
Maria del Carmen Onrubia de Beeck
Teresa Holder de Onrubia
Maria Lourdes Onrubia Holder
Maria Inmaculada Onrubia Holder
Ana Silvia Guzman Portilla de Romero
Manuel Antonio Romero Belismelis
Alfredo Romero Belismelis
Fernando Romero Belismelis
Dionisio Romero Paoletti
Rafael Ernesto Romero Guzman
La Roncadora S.A.
Birmingham Merchant S.A.
Urigeler Internacional S.A.
Maray S.A.
Ransa Comercial S.A.
Alicorp S.A.
Vineyard Investment Inc.
Belle Company Inc.
Sparkling Business Inc.
Arlow Holding Corporation
Tech American Enterprises Inc.
Van Intercorp Inc.
Cernical Group S.A.

Address:

          Las Laderas de Melagarejo
          La Molina
          Lima 12 Perú

Exhibit C to Schedule 13G

Members of Group:

Dionisio Romero Seminario	(IN)
Rosalina María Helguero Romero	(IN)
José Antonio Onrubia Romero	(IN)
Maria del Carmen Onrubia de Beeck	(IN)
Teresa Holder de Onrubia	(IN)
Maria Lourdes Onrubia Holder	(IN)
Maria Inmaculada Onrubia Holder	(IN)
Ana Silvia Guzman Portilla de Romero	(IN)
Manuel Antonio Romero Belismelis	(IN)
Alfredo Romero Belismelis	(IN)
Fernando Romero Belismelis	(IN)
Dionisio Romero Paoletti	(IN)
Rafael Ernesto Romero Guzman	(IN)
La Roncadora S.A.	(CO)
Birmingham Merchant S.A.	(CO)
Urigeler Internacional S.A.	(CO)
Maray S.A.	(CO)
Ransa Comercial S.A.	(CO)
Alicorp S.A.	(CO)
Vineyard Investment Inc.	(CO)
Belle Company Inc.	(CO)
Sparkling Business Inc.	(CO)
Arlow Holding Corporation	(CO)
Tech American Enterprises Inc.	(CO)
Cernical Group S.A.	(CO)
Van Intercorp Inc.	(CO)

Aggregate Amount of Common Shares Beneficially
Owned by Group:

                    15,130,638

Percent of Class:

                    16.0%

Exhibit D Index

D.1	Reciprocal General Power of Attorney granted between Messrs. Jose Antonio Onrubia Romero, Calixto Romero Seminario, Manuel Romero Seminario and Dionisio Romero Seminario dated November 6, 1970. (1)
D.2	English-language summary of D.1 (2)
D.3	General Power of Attorney from Willy Beeck Navarro and Maria del Carmen Onrubia de Beeck to Calixto Romero Seminario, Manuel Romero Seminario and Dionisio Romero Seminario dated December 6, 1985. (3)
D.4	English-language summary of D.3 (4)
D.5	Power of Attorney from Rosalina Maria Helguero Romero to Dionisio Romero Seminario dated December 21, 2001. (5)
D.6	Power of Attorney from Jose Antonio Onrubia Romero to Dionisio Romero Seminario dated December 16, 1996. (6)
D.7	Power of Attorney from Maria del Carmen Onrubia de Beeck to Dionisio Romero Seminario dated December 16, 1996. (6)
D.8	Power of Attorney from Teresa Holder de Onrubia to Dionisio Romero Seminario dated December 16, 1996. (6)
D.9	Power of Attorney from Maria Lourdes Onrubia Holder to Dionisio Romero Seminario dated February 13, 1997. (6)
D.10	Power of Attorney from Maria Inmaculada Onrubia Holder to Dionisio Romero Seminario dated December 16, 1996. (6)
D.11	Power of Attorney from Ana Sylvia Guzman de Romero to Dionisio Romero Seminario dated February 14, 1997. (6)
D.12	Power of Attorney from Manuel Antonio Romero Belismelis to Dionisio Romero Seminario dated December 16, 1996. (6)
D.13	Power of Attorney from Alfredo Romero Belismelis to Dionisio Romero Seminario dated December 16, 1996. (6)
D.14	Power of Attorney from Fernando Romero Belismelis to Dionisio Romero Seminario dated December 16, 1996. (6)
D.15	Power of Attorney from Dionisio Romero Paoletti to Dionisio Romero Seminario dated December 16, 1996. (6)
D.16	Power of Attorney from Birmingham Merchant S.A. to Dionisio Romero Seminario dated February 17, 1998. (7)
D.17	Power of Attorney from Urigeler Internacional S.A. to Dionisio Romero Seminario dated December 16, 1996. (6)
D.18	Power of Attorney from Maray S.A. to Dionisio Romero Seminario dated December 16, 1996. (6)
D.19	Power of Attorney from Ransa Comercial S.A. to Dionisio Romero Seminario dated December 16, 1996. (6)
D.20	Power of Attorney from Alicorp S.A. f/k/a Consorcio Fabril Pacificio to Dionisio Romero Seminario dated December 16, 1996. (6)
D.21	Power of Attorney from Robelis S.A. to Dionisio Romero Seminario dated December 16, 1996. (6)

D.22	Power of Attorney from Vineyard Investment Inc. to Dionisio Romero Seminario dated February 5, 2003.(8)
D.23	Power of Attorney from Belle Company Inc. to Dionisio Romero Seminario dated February 5, 2003.(9)
D.24	Power of Attorney from Sparkling Business Inc. to Dionisio Romero Seminario dated February 5, 2003.(10)
D.25	Power of Attorney from La Roncadora S.A. to Dionisio Romero Seminario dated February 12, 2004.(11)
D.26	Power of Attorney from Arlow Holding Corporation to Dionisio Romero Seminario dated February 8, 2006.(12)
D.27	Power of Attorney from Tech American Enterprises Inc. to Dionisio Romero Seminario dated January 12, 2007.*
D.28	Power of Attorney from Van Intercorp Inc. to Dionisio Romero Seminario dated January 12, 2007.*
D.29	Power of Attorney from Cernical Group S.A. to Dionisio Romero Seminario dated January 12, 2007.*

(1)	Incorporated by reference to Exhibit D.1 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.
(2)	Incorporated by reference to Exhibit D.2 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.
(3)	Incorporated by reference to Exhibit D.5 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.
(4)	Incorporated by reference to Exhibit D.6 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.
(5)	Incorporated by reference to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.
(6)	Incorporated by reference to Amendment No. 1 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 14, 1997.
(7)	Incorporated by reference to Amendment No. 2 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 17, 1998.
(8)	Incorporated by reference to Exhibit D.7 to Amendment No. 7 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 19, 2003.
(9)	Incorporated by reference to Exhibit D.8 to Amendment No. 7 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 19, 2003.
(10)	Incorporated by reference to Exhibit D.9 to Amendment No. 7 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 19, 2003.
(11)	Incorporated by reference to Exhibit D.8 to Amendment No. 8 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 18, 2004.
(12)	Incorporated by reference to Exhibit D.26 to Amendment No.10 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 13, 2006.

* Filed herewith.

EXHIBIT D.27

POWER OF ATTORNEY

          The undersigned, Tech American Enterprises Inc. the principal business address of which is Scotia Plaza No 18, Avenida Federico Boyd y Calle 51, pisos 9,1 0 y 11, Panamá  does hereby appoint Dionisio Romero Seminario, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Peru, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13 (d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 12th day of January 2007

/s/ Luis Romero Belismelis

Tech American Enterprises Inc.

Name:	Luis Romero Belismelis

Witness:

/s/ Walter Bayly Llona

Name:	Walter Bayly Llona

EXHIBIT D.28

POWER OF ATTORNEY

          The undersigned, Van Intercorp Inc. the principal business address of which is Scotia Plaza No 18, Avenida Federico Boyd y Calle 51, pisos 9,10 y 11, Panamá, does hereby appoint Dionisio Romero Seminario, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Peru, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13 (d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 12th day of January 2007

/s/ Luis Romero Belismelis

Van Intercorp Inc.
Name:	Luis Romero Belismelis

Witness:

/s/ Walter Bayly Llona

Name:	Walter Bayly Llona

EXHIBIT D.29

POWER OF ATTORNEY

          The undersigned, Cernical Group S.A.  the principal business address of which is Calle Primera, Perejil 7-68, Panamá, does hereby appoint Dionisio Romero Seminario, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Peru, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13 (d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 12th day of January  2007

/s/ Leslie Pierce Diez Canseco

Cernical Group S.A .
Name:	Leslie Pierce Diez Canseco

Witness:

/s/ Walter Bayly Llona

Name:	Walter Bayly Llona